[IEC Electronics Corp. Logo]

     105 Norton Street o PO Box 271 o Newark, NY 14513 o Ph: (315) 331-7742
                o Fax: (315) 331-3547 o www.iec-electronics.com

                                  Exhibit 99.1

               IEC Announces Second Quarter Profit for Fiscal 2005

Newark, NY - April 27, 2005 - IEC Electronics Corp. (IECE.OB) announced today its results for the second quarter of fiscal 2005, ending April 1, 2005.

IEC reported net income of $73,000 or $0.01 per share on revenue of $4.7 million for the quarter. This compares to a net income of $124,000 or $0.01 per share on revenue of $7.3 million for the same quarter a year ago. IEC's net income for the first six months of the fiscal year 2005 was $155,000 or $.02 per share on revenue of $10.9 million as compared to net income of $256,000 or $.03 per share on revenue of $13.8 million for the same period in 2004.

W. Barry Gilbert, Chairman of the Board and CEO, stated, "Our new prospect portfolio is the strongest it has been in the last three years and our manufacturing representatives are presenting us with excellent opportunities. We are pleased to have added two new accounts. The business has been restructured delivering solid gross profits and excellent inventory turns even though our sales reflect the previously reported loss of Motorola and Teradyne, which historically were a majority of the Company's business. We have removed over $1.5 million annually from our cost structure in the past six months and are also pleased with what we believe to be solid results of our refocused sales force activities.

The two new accounts provide IEC with a lot of opportunity. Their contribution will be modest over the balance of the year, but who together are eventually expected to produce between $6 and $10 million, annually in sales. On a negative note we did have a customer announce that they will be leaving us in July due to a decrease in demand for their product and the decision to bring their work back in-house.

Rebuilding takes time, initially with refinancing the Company and bringing the balance sheet into line, and now with the sales force and operational fundamentals of the business. The lean manufacturing program I mentioned last quarter is producing some of the tangible benefits as demonstrated through reduced costs, improving our on time delivery to the level of virtually 100% as measured by our customers, reduced cycle time and industry leading inventory turns. We have basically rebuilt our entire Company and diversified our customer base. I believe that, gradually, we are creating value for the shareholders and opportunity for our employees."

IEC is a full service, ISO-9001 registered EMS provider. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC's first quarter 2005 results can be found on its web site at www.iec-electronics.com/2nd-quarter05release


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The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2004 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:  Heather Keenan
          IEC Electronics Corp.
          (315) 332-4262
          hkeenan@iec-electronics.com